Exhibit 3.8

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “GLOBE PHOTOS, INC.”, FILED IN THIS OFFICE ON THE THIRD DAY OF JUNE, A.D. 2019, AT 12:04 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

3856268 8100 SR# 20195186902	Authentication: 202945401 Date: 06-03-19

You may verify this certificate online at corp.delaware.gov/authver.shtml

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State of Delaware
Secretary of State
Division of Corporations
Delivered 12:04PM 06/03/2019	CERTIFICATE OF AMENDMENT
FILED 12:04 PM 06/03/2019	OF
SR 20195186902 - File Number 3856268	CERTIFICATE OF INCORPORATION
OF
GLOBE PHOTOS, INC.

Globe Photos, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1.	The name of the corporation is Globe Photos, Inc.

2.             The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 20, 2004.

3.             The Corporation's Certificate of Incorporation is hereby amended by restating Article "FOURTH" thereof to provide as follows:

"FOURTH: The total number of shares of stock which this corporation is authorized to issue is: 450,000,000 shares of common stock with a par value of ($.0001), and 50,000,000 shares of preferred stock with a par value of ($.0001).

At the effective time of the filing of this Certificate of Amendment (the "Effective Time"), each forty (40) shares of common stock of the Corporation issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall automatically be combined, without any action on the part of the holder thereof, into one (1) validly issued, fully paid and non-assessable share of common stock ("New Common Stock"), subject to the treatment of fractional share interests as described below (the "Reverse Stock Split"). No fractional shares of common stock shall be issued in connection with the Reverse Stock Split. No stockholder of the Corporation shall transfer any fractional shares of common stock. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of common stock. No certificates representing fractional shares of New Common Stock will be issued in connection with the Reverse Stock Split. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of New Common Stock to round up to the next whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Old Common Stock ("Old Certificates",) shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by the Old Certificate shall have been combined."

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4.              This Certificate of Amendment has been duly adopted by the board of directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by the Chief Executive Officer of the Corporation this 2nd day of June, 2019.

GLOBE PHOTOS, INC.

By: Isl Stuart Scheinman

Stuart Scheinman, Chief Executive Officer

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